EXHIBIT 21


                     Subsidiaries of Triangle Bancorp, Inc.






                                  Triangle Bank
                     (owned 100% by Triangle Bancorp, Inc.)



                       Triangle Investment Services, Inc.
                          (owned 100% by Triangle Bank)



                            Triangle Bank Leasing Co.
                        (owned by 100% by Triangle Bank)